Exhibit 99.1

Contact:	Cascade Microtech, Inc.

Steven Sipowicz,

Chief Financial Officer

503 601-1000

Cascade Microtech Reports First Quarter 2009 Results

Revenue of $11.5 million, Down 25 % from Q4 2008 and Down 45% from Q1 2008

PORTLAND, Ore.—(MARKET WIRE)—April 28, 2009—Cascade Microtech (NasdaqGM:CSCD-News), today reported financial results for the first quarter ended March 31, 2009.

First quarter results include:

•	Revenue of $11.5 million, down 25% sequentially and down 45% from Q108
•	Net loss of $4.2 million or $0.31 per share for Q109, compared to a net loss of $31.4 million or $2.39 per share in Q408, which included a $27.7 million impairment charge
•	Cash and investment balances were lower by $1.6 million from Q408 to $33.4 million

“As expected, the first quarter of 2009 was a difficult quarter for Cascade and the semiconductor markets overall. Revenue and bookings declined during the first quarter but the effects of our cost savings initiatives have mitigated the effect on our cash balances,” said Geoff Wild, CEO of Cascade Microtech. “We are aware that bookings in the market place seem to be improving, particularly in probes and sockets, which would lead us to believe that first quarter bookings may have been a trough and should improve over the remainder of 2009,” added Mr. Wild.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that second quarter 2009 revenues will be in the range of $11 million to $14 million. The Company suspended earnings per share guidance in the fourth quarter of 2008 in view of the uncertainty of the mix of revenue and the potential range of outcomes.

The company will host a conference call beginning at 5 p.m. EDT (2 p.m. PDT) on April 28, 2009, to discuss its results for the first quarter of 2009.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EDT at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 82068759; International: 617-801-6888.)

Forward-Looking Statements

The statements in this release, specifically the comments above made by Mr. Wild and the paragraph above captioned “Financial Outlook”, are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s

Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$4,512	$3,750
Marketable securities	25,694	28,795
Accounts receivable, net	11,093	12,801
Inventories	19,303	19,079
Prepaid expenses and other	856	1,367
Income taxes receivable	990	1,003
Deferred income taxes	92	99
Assets held for sale	—	400

Total current assets	62,540	67,294
Long-term investments	3,235	2,465
Fixed assets, net	14,021	13,580
Purchased intangible assets, net	2,279	2,425
Deferred income taxes	257	237
Other assets	2,535	2,455

	$84,867	$88,456

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$18	$19
Accounts payable	4,625	4,110
Deferred revenue	1,500	1,120
Accrued liabilities	2,838	3,776

Total current liabilities	8,981	9,025
Long-term debt and capital leases	53	62
Deferred revenue	265	313
Other long-term liabilities	2,407	2,356

Total liabilities	11,706	11,756

Stockholders’ equity:
Common stock	83,955	83,345
Unrealized holding gain on investments	85	69
Accumulated deficit	(10,879)	(6,714)

Total stockholders’ equity	73,161	76,700

	$84,867	$88,456

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Sales	$11,469	$15,387	$20,759
Cost of sales	7,614	10,544	10,976

Gross profit	3,855	4,843	9,783

Operating expenses:
Research and development	1,993	2,433	2,906
Selling, general and administrative	5,395	7,341	6,879
Amortization of purchased intangibles	146	582	648
Impairment charges	—	27,701	—

Total operating expenses	7,534	38,057	10,433

Loss from operations	(3,679)	(33,214)	(650)

Other income (expense):
Interest income, net	98	151	263
Other, net	(555)	272	439

Total other income (expense)	(457)	423	702

Income (loss) before income taxes	(4,136)	(32,791)	52
Provision (benefit) for income taxes	29	(1,379)	68

Net loss	$(4,165)	$(31,412)	$(16)

Basic and diluted net loss per share	$(0.31)	$(2.39)	$—
Shares used in basic and diluted per share calculations	13,240	13,142	12,985